Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS 2011 RESULTS
AND PROVIDES 2012 EARNINGS GUIDANCE

Highlights for the year include:

•	Sales growth of 11%, including 10% from base business
•	24% increase in operating income
•	28% increase in diluted EPS to $1.47
•	2012 diluted EPS guidance of $1.69 to $1.79
______________________

COVINGTON, LA. (February 16, 2012) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2011 results.

“Exceptional is the word that best describes our 2011 results.  Double digit sales growth and 28% EPS growth in a year characterized by a stabilized but still challenging economic environment are a testament to outstanding execution at all levels of our organization,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2011 increased 11% to $1.79 billion, compared to $1.61 billion in 2010.  Base business sales increased 10%, including 10% growth on the swimming pool side of the business and 8% growth on the irrigation side.  Base business sales growth was due primarily to market share gains, but also reflected demand growth, the impact of inflationary product cost increases and approximately 1% growth from favorable currency fluctuations.  Demand growth was evidenced by higher replacement activity attributable to the aging installed base of swimming pools and a modest improvement in consumer discretionary expenditures compared to the restrained levels experienced in 2010.

Gross profit for the year ended December 31, 2011 increased 13% to $531.6 million from $471.3 million in 2010.  Gross profit as a percentage of net sales (gross margin) increased 40 basis points to 29.6% for 2011.  This increase reflects continued improvements in sales, pricing and purchasing discipline and a 10 basis point contribution from higher freight out income, which compensated for higher delivery costs included in selling and administrative expenses.

Selling and administrative expenses (operating expenses) for 2011 increased 10% to $406.5 million from $370.0 million in 2010.  Base business operating expenses were up 8% year over year, including increases of 4% from higher employee incentive expenses, 1% from higher delivery costs and 1% combined due to bad debt expense and the impact from currency fluctuations.  The growth in annual incentive costs for 2011 included the continued catch-up to more normalized levels of incentive costs following sharp declines during the 2007-2009 recession.  We anticipate base business operating expense increases will be more modest in the future.

Operating income for the year improved 24% to $125.1 million from $101.2 million in 2010.  Operating income as a percentage of net sales (operating margin) increased to 7.0% in 2011 compared to 6.3% in 2010.  Net interest expense increased $1.3 million due to the impact of foreign currency transaction gains and losses, with losses of $0.6 million recognized in 2011 compared to gains of $1.5 million recognized in 2010.  Interest expense related to borrowings declined approximately $0.7 million in 2011 due to a lower weighted average effective interest rate on 6% higher average debt compared to 2010.

Net income increased 25% to $72.0 million in 2011 compared to $57.6 million in 2010, while earnings per share was up 28% to $1.47 per diluted share compared to $1.15 per diluted share in 2010.  Adjusted EBITDA (as defined in the addendum to this release) was $145.2 million in 2011 compared to $121.4 million in 2010.

On the balance sheet, total net receivables increased 9% compared to December 31, 2010 due primarily to an increase in current trade receivables as a result of December base business sales growth, higher vendor receivables and the impact from the reduction in the allowance for doubtful accounts.  Inventory levels grew 11% to $386.9 million at December 31, 2011 compared to $347.4 million at December 31, 2010.  Excluding inventory of approximately $5.5 million from recent acquisitions, inventories increased 10% year over year, which is consistent with the increase in base business sales.  Total debt outstanding at December 31, 2011 was $247.3 million, up $48.6 million from the balance at December 31, 2010.

Cash provided by operations was $75.1 million in 2011, or $3.1 million more than net income of $72.0 million.  Compared to 2010, cash provided by operations was down $18.9 million due primarily to a drawdown of inventories in 2010.

Net sales for the seasonally slow fourth quarter increased 12% to $270.4 million compared to the fourth quarter of 2010.  Base business sales improved 10% in the quarter compared to the same period in 2010.  Gross margin decreased 60 basis points to 29.9% in the fourth quarter of 2011.  The fourth quarter 2010 gross margin of 30.5% included a favorable impact from certain non-recurring vendor incentives.

Operating loss for the fourth quarter of 2011 was $14.3 million compared to a loss of $16.8 million in the same period last year.  Net interest expense increased $0.9 million reflecting $0.5 million of foreign currency transaction losses and higher interest expense due to an increase in average debt levels.  Loss per diluted share for the fourth quarter of 2011 was $0.21 on a net loss of $10.1 million, compared to a loss of $0.24 per diluted share on a net loss of $11.8 million in the comparable 2010 period.

“We anticipate leveraging our momentum from 2011 and are confidently looking ahead to the 2012 season.   We expect to gain additional market share with our expanding product base and believe we have positioned ourselves for even greater progress by making continued investments that promote the industry, help grow our customers’ businesses and enable us to operate more effectively.  For fiscal 2012, we expect earnings per diluted share will be approximately $1.69 to $1.79.  This range reflects our expectation for sales growth in the mid- to upper-single digits, including the impact from acquisitions and the opening of new locations in 2012,” said Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 298 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
 (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010 (1)

Net sales	$270,422	$241,426	$1,793,318	$1,613,746
Cost of sales	189,587	167,859	1,261,728	1,142,484
Gross profit	80,835	73,567	531,590	471,262
Percent	29.9%	30.5%	29.6%	29.2%

Selling and administrative expenses	95,178	90,350	406,523	370,017
Operating income (loss)	(14,343)	(16,783)	125,067	101,245
Percent	(5.3)%	(7.0)%	7.0%	6.3%

Interest expense, net (2)	2,854	1,961	7,964	6,619
Income (loss) before income taxes and equity earnings (losses)	(17,197)	(18,744)	117,103	94,626
Provision for income taxes	(7,058)	(6,951)	45,319	37,093
Equity earnings (losses) in unconsolidated investments	24	(12)	209	105
Net income (loss)	$(10,115)	$(11,805)	$71,993	$57,638

Earnings (loss) per share:
Basic	$(0.21)	$(0.24)	$1.49	$1.17
Diluted	$(0.21)	$(0.24)	$1.47	$1.15
Weighted average shares outstanding:
Basic	47,568	49,548	48,158	49,469
Diluted	47,568	49,548	48,987	50,161

Cash dividends declared per common share	$0.14	$0.13	$0.55	$0.52
                                _________________

(1)	Derived from audited financial statements.

(2)
Interest expense, net includes realized foreign currency transaction losses of $0.5 million for the quarter and $0.6 million for the year ended December 31, 2011, and foreign currency gains of $1.5 million for the year ended December 31, 2010.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2011	2010 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$17,487	$9,721	$7,766	80%
Receivables, net (2)	110,555	101,543	9,012	9
Product inventories, net (3)	386,924	347,439	39,485	11
Prepaid expenses and other current assets	11,298	7,678	3,620	47
Deferred income taxes	11,737	10,211	1,526	15
Total current assets	538,001	476,592	61,409	13

Property and equipment, net	41,394	30,685	10,709	35
Goodwill	177,103	178,516	(1,413)	(1)
Other intangible assets, net	11,738	12,965	(1,227)	(9)
Equity interest investments	980	966	14	1
Other assets, net	29,406	28,821	585	2
Total assets	$798,622	$728,545	$70,077	10%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$177,437	$169,700	$7,737	5%
Accrued expenses and other current liabilities	53,398	41,704	11,694	28
Current portion of long-term debt and other long-term liabilities	22	134	(112)	(84)
Total current liabilities	230,857	211,538	19,319	9

Deferred income taxes	32,993	25,593	7,400	29
Long-term debt	247,300	198,700	48,600	24
Other long-term liabilities	7,726	7,532	194	3
Total liabilities	518,876	443,363	75,513	17
Total stockholders’ equity	279,746	285,182	(5,436)	(2)
Total liabilities and stockholders’ equity	$798,622	$728,545	$70,077	10%
                                __________________

(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $5.9 million at December 31, 2011 and $7.1 million at December 31, 2010.

(3)	The inventory reserve was $7.1 million at December 31, 2011 and December 31, 2010.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
 (In thousands)

	Year Ended
	December 31,
	2011	2010 (1)	Change
Operating activities
Net income	$71,993	$57,638	$14,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,746	8,980	766
Amortization	1,559	2,348	(789)
Share-based compensation	8,233	7,790	443
Excess tax benefits from share-based compensation	(3,118)	(1,877)	(1,241)
Equity earnings in unconsolidated investments	(209)	(105)	(104)
Losses (gains) on foreign currency transactions	592	(1,498)	2,090
Goodwill impairment	1,550	–	1,550
Other	1,850	(2,781)	4,631
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(5,887)	4,832	(10,719)
Product inventories	(35,339)	15,951	(51,290)
Accounts payable	6,402	(14,417)	20,819
Other current assets and liabilities	17,731	17,098	633
Net cash provided by operating activities	75,103	93,959	(18,856)

Investing activities
Acquisition of businesses, net of cash acquired	(5,934)	(6,173)	239
Purchase of property and equipment, net of sale proceeds	(19,454)	(8,078)	(11,376)
Other investments	(190)	–	(190)
Net cash used in investing activities	(25,578)	(14,251)	(11,327)

Financing activities
Proceeds from revolving line of credit	749,349	453,039	296,310
Payments on revolving line of credit	(700,749)	(457,568)	(243,181)
Payments on long-term debt and other long-term liabilities	(149)	(48,225)	48,076
Payments of deferred acquisition consideration	(500)	(1,000)	500
Payments of deferred financing costs	(1,674)	(145)	(1,529)
Excess tax benefits from share-based compensation	3,118	1,877	1,241
Proceeds from stock issued under share-based compensation plans	13,085	6,293	6,792
Payments of cash dividends	(26,470)	(25,746)	(724)
Purchases of treasury stock	(76,564)	(13,683)	(62,881)
Net cash used in financing activities	(40,554)	(85,158)	44,604
Effect of exchange rate changes on cash and cash equivalents	(1,205)	(672)	(533)
Change in cash and cash equivalents	7,766	(6,122)	13,888
Cash and cash equivalents at beginning of period	9,721	15,843	(6,122)
Cash and cash equivalents at end of period	$17,487	$9,721	$7,766
                                 __________________

(1)	Derived from audited financial statements.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2011	2010	2011	2010	2011	2010
Net sales	$265,075	$240,987	$5,347	$439	$270,422	$241,426

Gross profit	79,230	73,462	1,605	105	80,835	73,567
Gross margin	29.9%	30.5%	30.0%	23.9%	29.9%	30.5%

Operating expenses	92,844	90,140	2,334	210	95,178	90,350
Expenses as a % of net sales	35.0%	37.4%	43.7%	47.8%	35.2%	37.4%

Operating loss	(13,614)	(16,678)	(729)	(105)	(14,343)	(16,783)
Operating margin	(5.1)%	(6.9)%	(13.6)%	(23.9)%	(5.3)%	(7.0)%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2011	2010	2011	2010	2011	2010
Net sales	$1,766,651	$1,607,892	$26,667	$5,854	$1,793,318	$1,613,746

Gross profit	523,778	469,515	7,812	1,747	531,590	471,262
Gross margin	29.6%	29.2%	29.3%	29.8%	29.6%	29.2%

Operating expenses	397,822	368,603	8,701	1,414	406,523	370,017
Expenses as a % of net sales	22.5%	22.9%	32.6%	24.2%	22.7%	22.9%

Operating income (loss)	125,956	100,912	(889)	333	125,067	101,245
Operating margin	7.1%	6.3%	(3.3)%	5.7%	7.0%	6.3%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
G.L. Cornell Company	December 2011	1	December 2011
Poolway Schwimmbadtechnik GmbH	November 2011	1	November–December 2011
The Kilpatrick Company, Inc.	May 2011	4	May–December 2011
Turf Equipment Supply Co.	December 2010	3	January–December 2011 and December 2010
Pool Boat and Leisure, S.A.	December 2010	1	January–December 2011 and December 2010
Les Produits de Piscine Metrinox Inc.	April 2010	2	January–June 2011 and April–June 2010

As of December 31, 2011, the base business results also excluded one new market sales center that opened in the second quarter of 2011 and one existing sales center that was consolidated into an acquired sales center in May 2011.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2011:

December 31, 2010	291
Acquired	6
New locations (1)	4
Consolidated	(3)
December 31, 2011	298

(1)
Includes two new sales centers in Florida, one new sales center in Puerto Rico and one sales center in Oregon that reopened (a previous SCP network location that closed in December 2007 and has operated within a Horizon network sales center since then).

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2011	2010
Net income	$71,993	$57,638
Add:
Interest expense (1)	7,372	8,117
Provision for income taxes	45,319	37,093
Share-based compensation	8,233	7,790
Goodwill impairment	1,550	–
Equity earnings in unconsolidated investments	(209)	(105)
Depreciation	9,746	8,980
Amortization (2)	1,234	1,856
Adjusted EBITDA	$145,238	$121,369

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)	Excludes amortization of deferred financing costs of $325 for 2011 and $492 for 2010. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2011	2010
Adjusted EBITDA	$145,238	$121,369
Add:
Interest expense, net of interest income	(7,047)	(7,625)
Provision for income taxes	(45,319)	(37,093)
Losses (gains) on foreign currency transactions	592	(1,498)
Excess tax benefits on share-based compensation	(3,118)	(1,877)
Other	1,850	(2,781)
Change in operating assets and liabilities	(17,093)	23,464
Net cash provided by operating activities	$75,103	$93,959